                                                                   Exhibit 3.142

                    FIFTH AMENDMENT TO PARTNERSHIP AGREEMENT

     THIS FIFTH AMENDMENT TO PARTNERSHIP AGREEMENT, made and entered into this 17th day of January, 1984, by and between PARTICIPATION CORPORATION, a Maryland corporation ("Participation") and SHELTER CORPORATION OF CANADA, LTD., a Canadian corporation ("Shelter").

                                   BACKGROUND

     1. Participation and Shelter entered into a Partnership Agreement dated January 22, 1980, relating to the expansion of The Columbia Inn, Columbia, Maryland, which was subsequently amended pursuant to an Amendment to Partnership Agreement, a Second Amendment to Partnership Agreement, a Third Amendment to Partnership Agreement and a Fourth Amendment to Partnership Agreement, dated March 19, 1980, March 19, 1980, June 24, 1980 and June 27, 1980, respectively, such Partnership Agreement, as amended, being hereinafter referred to as the "Partnership Agreement."

     2. Shelter has heretofore made Capital and Operating Loans to the Partnership in the amount of One Million Eight Hundred Fifty-Four Thousand Forty-One Dollars ($1,854,041.00) and is currently obligated to make additional Operating Loans to the Partnership of Two Hundred Twenty Thousand Dollars ($220,000.00) to cover real estate taxes for the 1983-1984 tax year and Three Hundred Seventy-Two Thousand Dollars ($372,000.00) to cover cash requirements of the Partnership for the 1983 fiscal year. Participation has already advanced One Hundred Eighty-Three Thousand One Hundred Fifty Dollars ($183,150.00) of this latter amount to the Partnership.

     3. In order to provide for the funding of certain renovations of the old section of The Columbia Inn by Participation, Participation and Shelter have agreed to recapitalize the Partnership and to amend the Partnership Agreement in accordance with the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the Premises, the sum of Five Dollars ($5.00) paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged by both parties hereto, the parties mutually agree as follows:

     1.   Article 7.00 of the Partnership Agreement shall be amended as follows:

          a. Section 7.08 is modified by adding the following clause at the end of the sentence: "... which shall be deemed a capital contribution by Participation to the Partnership and added to its capital account."

          b. Section 7.09 is deleted in its entirety and the following substituted therefor:

     "7.09(i). Shelter hereby forgives all accrued interest on the Capital and Operating Loans made by it to the Partnership on or before December 31, 1983, and the Partners agree that the principal of all such Capital and Operating Loans are hereby converted to capital and added to Shelter's capital account.

          (ii) The Partners acknowledge and agree that as of December 31, 1983, Participation has advanced to the Partnership the amount of One Hundred Eighty-Three Thousand One Hundred Fifty Dollars ($183,150.00) to meet certain cash requirements of the Project for the fiscal year ended December 31, 1983. The Partners agree that this amount shall be deemed a capital contribution and added to Participation's capital account."

          c. "7.10" is renumbered to "7.12" and a new Section 7.10 is added as follows:

     "7.10.    Participation agrees to fund, up to a maximum of One Million
     Three Hundred Fifty-Four Thousand Three Hundred Dollars ($1,354,300.00), those capital improvements set forth in Section G, pages 52 through 62, of that certain report entitled "The Columbia Inn - Special Project Report," delivered to Shelter in October, 1983, which shall be completed by December 31, 1984. Any amounts funded by Participation for such capital improvements shall be deemed a capital contribution to the Partnership and added to Participation's capital account."

          d.   A new Section 7.11 is added as follows:

     "7.11.    Shelter agrees to pay to the Partnership on March 1, 1984, the amount of Two Hundred Twenty

     Thousand Dollars ($220,000.00) to be used to pay the real estate taxes for the 1983-84 tax year. Such amount shall be deemed a capital contribution and added to Shelter's capital account."

     2.   By way of illustration of the effect of the amendments to Article
7.00 of the Partnership Agreement set forth in paragraph 1 above, as of December 31, 1984, each Partner shall have made the following capital contributions to the Partnership:

Item                                    Participation              Shelter
------                                  -------------              -------
Land                                    $  950,000                 --
Cash                                    $2,000,000                 $1,250,000
Equity/Cross Keys Property              --                         $2,000,000
Rusty Scupper Proceeds                  $  428,000                 --
Shelter Operating Loan                  --                         $1,854,041
1983-84 Real Estate Taxes               --                         $  220,000
Participation Advance                   $  183,150                 --
Capital Improvements                    $1,354,300                 --
                                        ------------               ----------
Total                                   $4,915,450                 $5,324,041

     3. The Partnership Agreement is hereby amended by deleting Section 8.02A. in its entirety and substituting the following therefor:

     "8.02A.   Participation agrees, prior to the closing of the Permanent
Loan, to use its best efforts to obtain an increase in the amount of the Permanent Loan. Such additional proceeds shall be retained by the Partnership to fund the excess, if any, of the actual cost of development of the Project over the Development Budget, with any excess, if any, to be used to fund any case expenditures incurred by the Partnership in the course of its operations."

     4. Article 17.00 of the Partnership Agreement shall be amended by modifying Section 17.02 thereof by adding the following clause at the end:
"...except that all Operating Loans from Shelter to the Partnership under this
Article 17.00 shall bear interest at the annual rate of ten percent (10%) per annum." Also, a new Section 17.04 is added as follows:

     "17.04.(i) Notwithstanding Section 17.01 above, Participation agrees to loan to the Partnership the amount of One Hundred Eighty-Eight Thousand Eight Hundred Fifty Dollars ($188,850.00) to meet the cash requirements of the Project for the fiscal year ended December 31, 1983, such loan to bear interest at the rate of ten percent (10%) per annum. Shelter shall have no obligation to reimburse Participation for such loan which shall be repaid in accordance with
Section 19.03 of this Agreement.

     (ii) Notwithstanding Section 17.01 above, Participation agrees to fund on behalf of Shelter any Operating Loans which would otherwise be required by Shelter to meet the cash requirements of the Partnership for the period commencing January 1, 1984 and ending October 1, 1984. Shelter agrees to repay Participation on October 15, 1984, any amounts so funded by Participation on its behalf, together with interest thereon at ten percent (10%) per annum and upon such repayment, Shelter shall be deemed to have made an Operating Loan to the Partnership in that amount. Any failure of Shelter to repay such amounts on October 15, 1984, shall be deemed a failure by Shelter to make a required Operating Loan to the Partnership and Participation shall be entitled to all the rights and remedies available under Article 24.00 of this Agreement on account thereof and shall be deemed an Advancing Partner as defined therein."

     5. The Partnership Agreement shall be amended by deleting Section 19.03 thereof in its entirety, substituting therefor the following:

     "19.03.   Commencing with the day following the Construction Period, and for the balance of the term of the Partnership, Net Cash Flow shall be distributed to the partners in the following manner:

     (a) firstly, repayment to the Manager of any deferred and unpaid management fees required pursuant to any management agreement negotiated in accordance with Article 22.00 hereof;

     (b) secondly, repayment to Participation of the loan and accrued interest referred to in Section 17.04(i) of this Agreement;

     (c) thirdly, any available Net Cash Flow shall be paid to Shelter in repayment of any principal and interest due and owing under any unpaid notes delivered by the Partnership to Shelter in respect of any Operating Loans made on account of cash requirements of the Project arising on or after January 1, 1984;

     (d) fourthly, only to the extent that Net Cash Flow includes net proceeds from any sale or refinancing of the Project, a payment to Shelter equal to the amount by which the total capital contributions of Shelter to the Partnership exceeds the total capital contributions of Participation; and

     (e) fifthly, any remaining available Net Cash Flow shall be distributed equally to Participation and Shelter, subject to the provisions of
          Article 20.00 hereof."

     Section 19.06 of the Partnership Agreement is hereby deleted in its entirety and existing Section 19.07 is renumbered to Section 19.06.

     Unless otherwise expressly provided herein or the context otherwise requires, capitalized terms used herein shall have the same meaning as set forth in the Partnership Agreement.

     The amendments set forth herein shall be deemed effective as of January 1, 1984. Except as amended herein, the Partnership Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to Partnership Agreement to be executed as of the day and year first above written.


ATTEST:                                 PARTICIPATION CORPORATION

James D. Law                            By [illegible signature]
--------------------------------        --------------------------------
                                        Its Senior Vice-President


ATTEST:                                 SHELTER CORPORATION OF CANADA, LTD.

Virginia B. Beat                        By [illegible signature]
--------------------------------        --------------------------------
                                        Its Executive Vice-President

TdeR/rav (3) 5/29/80

                   FOURTH AMENDMENT TO PARTNERSHIP AGREEMENT

     THIS FOURTH AMENDMENT TO PARTNERSHIP AGREEMENT, made and entered into this 27 day of June, 1980, by and between PARTICIPATION CORPORATION, a Maryland corporation ("Participation"), and SHELTER CORPORATION OF CANADA LIMITED, a Canadian corporation ("Shelter");

     WHEREAS, Participation and Shelter entered into that certain Partnership Agreement dated January 22, 1980, relating to the expansion of the Cross Keys Inn, Columbia, Maryland, as amended pursuant to an Amendment to Partnership Agreement and a Second Amendment to Partnership Agreement, both dated March 19, 1980 and a Third Amendment to Partnership Agreement dated 6/24, 1980 (collectively, the "Agreement"); and

     WHEREAS, Section 11.01 of the Agreement provides that title to all assets of the Partnership shall be registered and recorded in the name of Participation; and

     WHEREAS, the parties have determined that the best interests of the Partnership would be served by having title to all partnership assets registered and recorded in the name of the Partnership and, in connection therewith, the parties desire to further amend the Agreement accordingly.

     NOW, THEREFORE, in consideration of the premises, the sum of five dollars ($5.00) paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged by both parties hereto, the parties mutually agree to amend the Agreement as follows:

     1. Section 11.01 of the Agreement is amended to read as follows:

          The Partners hereby agree that title to all assets of the Partnership, together with all real property and improvements, fixtures, buildings, personal or other assets acquired by the Partnership from time to time, shall be registered and recorded in the name of the Partnership.

     Except as amended herein, the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to Partnership Agreement to be executed as of the day and year first above written.

ATTEST:                                 PARTICIPATION CORPORATION

[illegible signature]                   By [illegible signature]
--------------------------------        --------------------------------
                                        Treasurer


ATTEST:                                 SHELTER CORPORATION OF CANADA
                                          LIMITED

[illegible signature]                   By [illegible signature]
--------------------------------        --------------------------------

TdeR/rav (4) 5/29/80

                    THIRD AMENDMENT TO PARTNERSHIP AGREEMENT

     THIS THIRD AMENDMENT TO PARTNERSHIP AGREEMENT, made and entered into this 24th day of June, 1980, by and between PARTICIPATION CORPORATION, a Maryland corporation ("Participation"), and SHELTER CORPORATION OF CANADA LIMITED, a Canadian corporation ("Shelter");

     WHEREAS, Participation and Shelter entered into that certain Partnership Agreement dated January 22, 1980, relating to the expansion of the Cross Keys Inn, Columbia, Maryland, as amended pursuant to an Amendment to Partnership Agreement and a Second Amendment to Partnership Agreement, both dated March 19, 1980 (collectively, the "Agreement"); and

     WHEREAS, Section 11.01 of the Agreement provides that title to all assets of the Partnership shall be registered and recorded in the name of the Partnership; and

     WHEREAS, the parties have determined that the best interests of the Partnership would be served by having title to all partnership assets registered and recorded in the name of Participation and, in connection therewith, the parties desire to further amend the Agreement accordingly.

     NOW, THEREFORE, in consideration of the premises, the sum of five dollars ($5.00) paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged by both parties hereto, the parties mutually agree to amend the Agreement as follows:

     1. Section 11.01 of the Agreement is amended to read as follows:

          The Partners hereby agree that title to all assets of the Partnership, together with all real property and improvements, fixtures, buildings, personalty or other assets acquired by the Partnership from time to time, shall be registered and recorded in the name of Participation Corporation.

     Except as amended herein, the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Third Amendment to Partnership Agreement to be executed as of the day and year first above written.

ATTEST:                                 PARTICIPATION CORPORATION

[illegible signature]                   By [illegible signature]
--------------------------------        --------------------------------
                                        Treasurer


ATTEST:                                 SHELTER CORPORATION OF CANADA
                                          LIMITED

[illegible signature]                   By [illegible signature]
--------------------------------        --------------------------------

JDL:cs (6) 3/14/80

                   SECOND AMENDMENT TO PARTNERSHIP AGREEMENT

     THIS SECOND AMENDMENT TO PARTNERSHIP AGREEMENT, made and entered into this 19th day of March, 1980, by and between PARTICIPATION CORPORATION, a Maryland corporation ("Participation"), and SHELTER CORPORATION OF CANADA LTD., a Canadian corporation ("Shelter");

     WHEREAS, Participation and Shelter entered into that certain Partnership Agreement of even date, relating to the expansion of the Cross Keys in Columbia, Maryland (the "Agreement"); and

     WHEREAS, the Agreement has been amended pursuant to a Amendment to Partnership Agreement of even date; and

     WHEREAS, the parties desire to further amend the Agreement in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises, the sum of five dollars ($5.00) paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by both parties hereto, the parties mutually agree to amend the Agreement as follows:

     1. Section 16.01 of the Agreement is amended by adding the following sentence:

          "Shelter shall not be obligated to make Capital Loans to the Partnership until Shelter and Participation have first contributed to the Partnership pursuant to Section 7.07 hereof any Net Cash Flow generated by the Cross Keys Property which was previously distributed to them."

     2. Section 19.03 is amended by the following paragraph as subsection 19.03(b) between existing subsections 19.03(a) and (c) and renumbering the following subsections:

     (b) secondly, to the extent not distributed to Shelter pursuant to either
         Section 7.09 or Section 8.02A hereof, an amount out of available Net Cash Flow up to THREE HUNDRED THOUSAND DOLLARS ($300,000.00), representing the difference between the respective maximum equity contributions of Participation and Shelter required under Article 7.00 hereof, such payments to be made on a monthly basis and to continue only until Shelter has been paid the above amount in full.

     Except as amended herein, the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to Partnership Agreement to be executed as of the day and year first above written.


ATTEST:                               PARTICIPATION CORPORATION


[illegible signature]                 By [illegible signature]
----------------------------------    ----------------------------------
                                      Vice-President


                                      SHELTER CORPORATION OF CANADA, LTD.


                                      By [illegible signature]
                                      ----------------------------------

JDL/rav (2) 2/1/80 #7351-J                                            118(a)(23)

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     This Amendment to Partnership Agreement made and entered into this 1st day of February, 1980, by and between PARTICIPATION CORPORATION, a Maryland corporation ("Participation"), and SHELTER CORPORATION OF CANADA LTD., a Canadian corporation ("Shelter"):

     WHEREAS, Participation and Shelter entered into that certain Partnership Agreement dated January 22, 1980, relating to the expansion of the Cross Keys Inn in Columbia, Maryland (the "Agreement"); and

     WHEREAS, the Agreement contemplated obtaining a Gap Loan, as defined therein, for the purpose of funding on an interim basis the equity contribution required per the terms of Article 7.00 thereof; and

     WHEREAS, Participation and Shelter now deem it inadvisable to fund such equity contribution by the Gap Loan and have agreed upon an alternative method of funding such contribution.

     NOW, THEREFORE, in consideration of the premises, the sum of FIVE DOLLARS ($5.00) paid by each party to the other, and other food and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by both parties hereto), the parties mutually agree to amend the Agreement as follows:

     1.   The phrase "... but shall not include the Gap Loan" is deleted from
Section 5.01(d).

     2.   Section 5.01(j) is deleted in its entirety.

     3. Section 7.05 is deleted in its entirety and the following substituted therefor:

     "7.05.    Participation further covenants and agrees with Shelter that it will contribute to the Partnership by way of additional capital contributions the sum of TWO MILLION DOLLARS ($2,000,000.00) during the construction of the Project as and when required under the terms of the Construction Loan. The Partnership shall so record each additional capital contribution.

     4. Section 7.06 is deleted in its entirety and the following substituted therefor:

     "7.06. Shelter further covenants with Participation that it will contribute to the Partnership by way of additional capital contributions the sum of ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000.00) after the construction of the Project as required under the terms of the Construction Loan. The Partnership shall so record each additional capital contribution."

     5.   Section 8.01(c) is hereby deleted in its entirety.

     6. Section 8.01A is hereby deleted in its entirety and the following substituted therefor:

     "8.01A. If required by the Construction Lender, Shelter agrees to procure and deliver to the Construction Lender prior to July 15, an irrevocable, unconditional letter of credit in the amount of ONE MILLION THREE HUNDRED THOUSAND DOLLARS ($1,300,000.00) in favor of the Construction Lender to secure Shelter's obligation to make the additional capital contributions required under Section 7.06. The letter of credit shall be in such form and be drawn upon such lender as may be acceptable to the Construction Lender, and shall remain in full force and effect until the earlier of the closing of the Permanent Loan or the payment of Shelter's total additional capital contribution required under Section 7.06. All fees on account of such letter of credit shall be paid by Shelter."

     Except as amended herein, the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to Partnership Agreement to be executed as of the day and year first above written.

ATTEST:                                 PARTICIPATION CORPORATION


/s/ James D. Laur                       By  /s/ [Illegible]
-----------------                           -----------------------------
                                            Its Vice President


                                        SHELTER CORPORATION OF CANADA LTD.

                                        By  /s/ [Illegible]
                                            ------------------------------
                                            Its Exec. Vice President

                             PARTNERSHIP AGREEMENT

     THIS PARTNERSHIP AGREEMENT made and entered into this 22nd day of January, 1980, by and between PARTICIPATION CORPORATION, a Maryland corporation ("Participation"), and SHELTER CORPORATION OF CANADA LTD., a Canadian corporation ("Shelter");

     WHEREAS, Shelter, pursuant to an Agreement of Purchase and Sale between Shelter and COLUMBIA MALL, INC. under date December 28, 1978 (hereinafter referred to as the "Agreement of Purchase"), did purchase good and marketable title in and to a certain parcel of real property located in Town Center, Columbia, Howard County, State of Maryland, together with the buildings, structures, facilities, improvements, rights-of-way, or use, easements, riparian rights, water rights, privileges, appurtenances and advantages belonging in or any way pertaining to the hotel complex situate thereon ("the Cross Keys property");

     AND, WHEREAS, pursuant to the Lease Agreement between Shelter and Participation dated December 28, 1978, as subsequently amended from time to time, Shelter agreed to lease to Participation the Cross Keys Inn property for a term commencing December 30, 1978 (hereinafter referred to as the "Lease");

     AND, WHEREAS, the Lease contemplated the entering into of this Partnership Agreement by Shelter and Participation for the purpose of setting out the terms and conditions upon which Shelter and Participation will attempt to form a joint venture for the purpose of expanding the Cross Keys Inn property onto adjacent property owned by Participation and to be contributed by Participation to the Partnership (the "adjacent property"), and to construct thereon an expanded hotel/commercial complex with accompanying parking facilities (the "Project");

     AND, WHEREAS, Participation and Shelter acknowledge that notwithstanding the execution of this Agreement, the commitment of each party to proceed with the joint venture under this Partnership Agreement is conditional upon all of the "Preliminary Conditions" (as hereinafter defined) being satisfied on or before March 1, 1980, failing which, this Agreement shall be deemed to be terminated and of no further force and effect;

     NOW, THEREFORE, in consideration of the premises, the sum of FIVE DOLLARS ($5.00) paid by each party to the other, and other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by both parties hereto), the parties mutually agree as follows:

                                  ARTICLE 1.00

                            FORMATION OF PARTNERSHIP

1.01 Shelter and Participation hereby agree to form and establish a general partnership to be conducted under the name "Hotel Columbia Company" (the "Partnership") or such other name as the partners may from time to time determine, such Partnership to be constituted and operated in accordance with the terms and provisions thereof.

                                  ARTICLE 2.00

                          REGISTRATION OF PARTNERSHIP

2.01 The parties hereto agree to cause the Partnership to be registered in accordance with the laws of the State of Maryland and to effect such other registration and licensing as may be required to permit each of the partners and the Partnership to conduct business in the State of Maryland.

                                  ARTICLE 3.00

                      NAME AND PRINCIPAL PLACE OF BUSINESS

3.01 The parties hereto agree that the Partnership shall initially be operated under the name "Hotel Columbia Company" or such other name as the partners may from time to time determine by Partnership decision.

3.02 The parties hereto agree to establish the principal head office of the Partnership as The Rouse Company Building (c/o Frederick W. Glassberg, Vice-President of Participation, or such other Vice-President of Participation as may be designated in writing by Participation to Shelter), Columbia, Maryland 21044, or such other place as the partners may, from time to time, by Partnership decision determine.

                                  ARTICLE 4.00

                              TERM OF PARTNERSHIP


4.01 The Partnership will commence as of January 1, 1980 assuming that the Preliminary Conditions are fulfilled in accordance with the provisions of
Article 8.00 hereof, and shall continue for a period ending the earlier of:

          (a)  December 31, 2035

          (b) The date on which the Partnership is dissolved in accordance with the terms of this Agreement;

          (c) the date on which the Partnership is dissolved by operation of law or by judicial decree.

                                  ARTICLE 5.00

                               GLOSSARY OF TERMS

5.01 Where used in this Agreement, the following terms shall have the following meanings:

          (a) "Adjacent Property" means all of those lands presently owned by Participation and located adjacent to the "Cross Keys Property" as more particularly set out and described in Schedule "A" attached hereto and forming a part hereof.

          (b) "Capital Loans" shall mean loans advanced to the Partnership from time to time by Shelter for the purpose of funding any capital costs of the Partnership (as determined by the auditors of the Partnership in accordance with generally accepted accounting principles) which have not been financed by capital contributions (in accordance with this Agreement) or third party financing.

          (c) "CDC Note" means the recourse promissory note executed by Shelter in favour of Columbia Mall, Inc. in the initial amount of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00) payable with interest at ten percent (10%) per annum, over a six (6) year term, as provided for under the Agreement to Purchase between Shelter and Columbia mall, Inc. dated December 28, 1978.

          (d) "Construction Loan" shall mean any loan obtained by the Partnership for the purpose of funding the cost of construction of the Project, but shall not include the Gap Loan.

          (e) "Construction Period" means the period commencing the "Effective Date" of this Agreement and expiring the date on which the architect for the Project shall certify substantial completion of the Project.

          (f) "Cross Keys Property" means all of those land, buildings, structures, facilities and improvements purchased by Shelter from Columbia Mall, Inc. pursuant to the Agreement of Purchase dated December 28, 1978.

          (g) "Development Budget" means the Budget, attached hereto as Schedule B, established and agreed to by the parties with respect to the construction and completion of the Project, in the aggregate amount of SIXTEEN MILLION EIGHT HUNDRED TWENTY-EIGHT THOUSAND DOLLARS ($16,828,000.00), which Budget includes the acquisition of the Cross Keys Property and the adjacent property by the Partnership.

(h) "Effective Date" shall be January 1, 1980 assuming all of the Preliminary Conditions as set out in Article 8.00 hereof have been fulfilled in accordance with the terms thereof;

(i) "Equitable Note" means the existing note in the original principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) dated June 29, 1978 in favour of the Equitable Life Assurance Society of the United States, which note is secured by Deed of Trust recorded in the Land Records of Howard County, Maryland, in Liber 890, Folio 199, against the Cross Keys Property.

(j) "Gap Loan" shall mean a loan in the amount of TWO MILLION SIX HUNDRED THOUSAND DOLLARS ($2,600,000.00) obtained by the Partnership for the purpose of funding all or any portion of the difference between the Development Budget and the Construction Loan.

(k)  "Gross Cash Flow" means the aggregate of:

     (i) the aggregate cash flow from the operations of the Partnership as and when collected;

     (ii) The amount of any proceeds generated by virtue of the principal balance of the Equitable Note being less than $2,500,000;

     (iii) the amount of proceeds from any financing which is secured by the Project in excess of the capital requirements of the Partnership excluding, however, any proceeds resulting from any increase in the amount of the Permanent Loan obtained pursuant to Section 8.02A hereof; and

     (iv) the proceeds of all operations or business interruption insurance including refunds of premiums on cancellation.

(1) "Manager" shall mean Hospitality Management Corporation, a Texas corporation, or such other person, firm or corporation as shall be appointed by the partners in substitution therefor to manage the Project;

(m) "Net Cash Flow" means the amount, if any, by which the Gross Cash Flow exceeds, in any fiscal period ending December 31st, the aggregate of all cash expenditures incurred by the Partnership in the course of its operations and the operation of the Project including, but not limited to, the following:

     (i)  All taxes and impositions levied against the Project;

    (ii) Fees paid to Manager, wages paid for janitorial, maintenance and managerial personnel for services rendered with respect to the Project including Social Security taxes, unemployment insurance taxes and the cost of such other additional benefits as are required by law;

   (iii) Maintenance or repairs to the Project as determined in accordance with generally accepted accounting principles;

    (iv)  Heat, water, gas and electric charges and the cost of trash removal;

     (v)  Premiums for all policies of insurance;

    (vi)  Supplies and miscellaneous expenses;

   (vii) Advertising and promotional expenses in connection with the operation of the Project;

  (viii) Fees paid to Participation and Manager pursuant to the terms of Articles 21.00 and 22.00 hereof;

    (ix) Fees paid for audits of the operations of the Partnership as required under the terms hereof;

     (x) All cash expenditures in respect of principal and interest payments under the first mortgage or any other mortgage secured against the Project; and

    (xi)  All amounts expended as capital expenditures or replacements.

     Any distribution of cash to either Shelter or Participation shall not be considered a cash expenditure in determining "Net Cash Flow."

     All invoices received with respect to expenditures incurred in the Partnership operations and the operation of the Project shall be considered paid within forty-five (45) days from the date of invoice.

(n) "Operating Loans" shall mean any loans advanced by either Shelter or Participation to the Partnership to meet working capital requirements for the purpose of making cash expenditures as and when due. The funds contributed to the Partnership to provide initial working capital as set forth in the Development Budget shall not be considered an Operating Loan.

(o) "Partnership Interest" shall mean the interest of Participation and Shelter, respectively, from time to time, in accordance with the terms of this Agreement.

(p) "Permanent Loan" shall mean the loan in the principal amount of $10,200,000 referred to in that certain letter of commitment dated October 2, 1979, as amended, issued by New England Mutual Life Insurance Company to Participation for the financing of the Project.

(q) "Project" means the Cross Keys Property and the adjacent property and the expansion of the existing Cross Keys Inn to include additional rooms, restaurant, cocktail lounge, banquet facilities and a parking facility as will be more particularly detailed and specified in the Development Budget and construction contract to be completed on or before the effective date in accordance with the Preliminary Conditions set out in Article 8.00 hereof.

(r) "Preliminary Conditions" means all of those conditions precedent as more particularly set out in Article 8.00 hereof which must be fulfilled on or before March 1, 1980.

(s) "Substantial Completion" means the date on which the architect for the Project shall certify that all rooms, dining areas, lounges, parking facility and other common amenities available within the Project are ready for occupancy and use and that all applicable municipal, state or other government licenses or permits have been obtained with respect to the full use and operation of the Project.

                                  ARTICLE 6.00

                           OBJECTIVES OF PARTNERSHIP

     6.01 The principal purpose of the formation of the Partnership is to joint venture the development of the Cross Keys Property, presently owned by Shelter, and the Adjacent Property, presently owned by Participation, for the purposes of developing thereon an expanded hotel/commercial complex with adequate parking facilities, all as more particularly set out in this Agreement, and for that purpose, to construct, maintain, renovate, lease, manage and operate, mortgage, subdivide, sell or transfer or acquire (by ground leases, structural leases or otherwise) and to enter into agreements and contracts to manage and operate the property contributed to the Partnership from time to time.

     6.02 Unless otherwise agreed to by the partners, the Partnership shall not engage in any other business or activity provided that nothing herein shall restrict the freedom of either partner individually to conduct any other business or activity whatsoever without any accountability to the Partnership to the other partner, even if such business competes with the business of the Partnership.

     6.03 For the purpose of maintaining the status quo of the Lease, Participation and Shelter hereby mutually agree to extend the term of the Lease to March 1, 1980 unless terminated earlier pursuant to the terms of
     Article 8.00 hereof.

                                  ARTICLE 7.00
                                  ------------

                                    CAPITAL
                                    -------

7.01 The initial capital contribution of each of Participation and Shelter shall be the sum of FIFTEEN DOLLARS ($15.00) and as a result of such contributions, the Partnership shall be owned by Shelter and Participation in the following proportions regardless of the relative amount of any additional capital contributions made by the Partners pursuant to Sections 7.03, 7.04,
7.05 and 7.06 hereof:

          Shelter             -         50%
          Participation       -         50%

7.02 The initial capital contribution of each venturer shall be contributed on the date that the Preliminary Conditions have been fulfilled.

7.03 In addition to the "initial capital contributions" as referred to in Clause 7.01, on the date that the Preliminary Conditions have been fulfilled, Shelter agrees to contribute the Cross Keys Property to the Partnership at an agreed value of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000.00). The Partnership, in payment therefor, shall record on the Partnership records the following entries:

          (a)  Assumption of Equitable Note            -    $2,500,000

          (b)  Equity Contribution by Shelter          -    $2,000,000
                                                            ==========
               TOTAL                                        $4,500,000

7.04 Participation, on the Effective Date, agrees to contribute to the Partnership the Adjacent Property at and for an agreed value of NINE HUNDRED AND FIFTY THOUSAND DOLLARS ($950,000.00). The Partnership shall record the following entry with respect to the contribution of the Adjacent Property by
Participation:

          (a)  Equity Contribution by Participation    -    $  950,000
                                                            ==========

7.05 Participation further covenants and agrees with Shelter that it will contribute to the Partnership by way of additional capital contributions the following sums:

          (a) TWO MILLION DOLLARS (2,000,000.00) during the construction of the Project as and when required to enable the Partnership to meet its obligations under the Development Budget;

The Partnership shall so record each additional capital contribution.

7.06 Shelter further covenants and agrees with Participation that it will contribute, at the date of closing of the Permanent Loan, by way of additional capital contribution, the sum of ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000.00). The Partnership shall so record such additional capital contribution.

7.07 In addition to the commitment by each of Shelter and Participation to make additional capital contributions as otherwise set out in this Article, each of Shelter and Participation agree to contribute any Net Cash Flow generated by the Cross Keys Property during the Construction Period and distributed to either Shelter or Participation, excluding Shelter's guaranteed return under Clause 19.01(a) hereof, as may be necessary to fund any construction costs for the Project in excess of the Development Budget. Such additional capital contributions shall be made by the Partners on an equal basis as and when required by the Partnership to meet such costs.

7.08 Participation agrees to contribute to the Partnership cash in the amount of FOUR HUNDRED TWENTY-EIGHT THOUSAND DOLLARS ($428,000.00) representing net proceeds realized on the sale of adjacent property to Borel Restaurant Corporation.

7.09. Shelter shall be entitled to receive in cash from the Partnership the difference between the Development Budget and the actual cost of development of the Project, if less than the Development Budget (the "development cost savings"), up to $300,000.00, to the extent that such amount has not been distributed to Shelter pursuant to Section 8.02A hereof. Participation shall be entitled to receive in cash from the Partnership any additional development cost savings, up to $428,000.00. Any balance of development cost savings shall be distributed to Shelter and Participation on an equal basis. Any portion of the foregoing $428,000.00 contributed by Participation which is not returned to Participation by way of development cost savings shall be deemed an equal additional capital contribution by Shelter and Participation to the Partnership.

7.10. No interest shall be paid on any capital contributions to the Partnership.

                                  ARTICLE 8.00

                        PRELIMINARY CONDITIONS PRECEDENT

8.01 Notwithstanding the execution of this Agreement by Shelter and Participation, the parties hereto acknowledge and agree that the obligations of Shelter and Participation hereunder are conditional upon the following conditions precedent first being fulfilled in full, or waived in writing by both Shelter and Participation, on or before March 1, 1980:

          (a) Receipt of a fixed lending commitment to finance the construction and development of the Project in an amount (including the payment of the Equitable Note) of not less than TEN MILLION TWO HUNDRED THOUSAND DOLLARS ($10,200,000.00) on such terms and conditions as are mutually satisfactory to Shelter and Participation;

          (b) Awarding of a fixed price bonded construction contract for the items listed as "Building" and "Parking" on Schedule B for a total fixed cost not to exceed SEVEN MILLION NINE HUNDRED ELEVEN THOUSAND DOLLARS ($7,911,000.00);

          (c) Receipt of a fixed lending commitment for the Gap Loan on such terms and conditions as are mutually satisfactory to Shelter and Participation; and

          (d) Receipt of confirmation of all necessary government approvals, zoning agreements, building permits and other requisite consents or licenses to construct and operate the Project as contemplated in accordance with the plans and specifications attached to the construction contract referred to above.

In the event that the foregoing conditions precedent are satisfied on or prior to March 1, 1980, the obligations of Shelter and Participation shall become unconditional and the Partnership shall be deemed effective as of January 1, 1980, the Lease shall be deemed terminated as of the Effective Date, and all items of income, expense and working capital with respect to the Cross Keys Property shall be adjusted as of the Effective Date.

8.02 If the foregoing conditions precedent are not fulfilled, or waived in writing by both Shelter and Participation on or before March 1, 1980, then this Agreement shall automatically be terminated and at an end and no further rights or obligations shall exist as between Participation and Shelter pursuant to the terms hereof. Upon such termination the Cross Keys Property shall be reconveyed to Participation as of March 1, 1980 free and clear of all liens, encumbrances and restrictions except those existing as of conveyance of the Cross Keys Property to Shelter or those subsequently created by Participation, and Participation shall pay to Shelter FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in cash and shall return the C.D.C. Note to Shelter. Upon such termination the Agreement of Purchase shall be deemed terminated, the assumption agreement relating to the Equitable Note shall be returned to Shelter, and there shall be no further liability of Shelter and Participation to each other.

                                     -13A-

                                 ARTICLE 8.00A

                               PROJECT FINANCING


8.01A. Shelter agrees to use its best efforts to negotiate the Gap Loan on behalf of the Partnership which, when combined with the Construction Loan, will be used to fund the cost of construction of the Project. The Gap Loan may be combined with the Construction Loan and treated as a participation therein.

The Gap Loan may be secured by a second deed of trust against the Project and each Partner agrees to guarantee the payment of one-half thereof. Participation further agrees to cause the CDC Note to be pledged to the Gap Loan lender as additional security.

8.02A. Participation agrees, prior to the closing of the Permanent Loan, to use its best efforts to obtain an increase in the amount of the Permanent Loan. The first $2,000,000 of such additional proceeds shall be distributed as follows: the first $300,000, representing the difference between the respective maximum equity contributions of Participation and Shelter, shall be paid to Shelter, and the balance shall be shared equally between the Partners. Any additional proceeds over $2,000,000 shall be distributed as follows: the first $428,000, representing the net proceeds from the land sale to Borel contributed by Participation, to the extent not already paid to Participation pursuant to
Section 7.09 hereof, shall be paid to Participation, and the balance shall be shared equally between the Partners.

                                  ARTICLE 9.00

                        REPRESENTATIONS OF PARTICIPATION

9.01 Participation hereby represents and warrants to Shelter that the Adjacent Property is presently zoned so as to permit the construction and operation of the Project as contemplated herein and that Participation presently has good and marketable title in and to the Adjacent Property and is capable of transferring clear title to the Adjacent Property to the Partnership as contemplated hereunder.

9.02 Participation further represents to Shelter that based upon its studies of the proposed Project as at the date of execution, Participation believes that the Project can be constructed and completed within a total Development Budget of SIXTEEN MILLION EIGHT HUNDRED TWENTY-EIGHT THOUSAND DOLLARS ($16,828,000.00) based upon reasonable estimates to date; provided, however, that Participation does not guarantee that the Development Budget will not be exceeded.

9.03 Participation further represents and warrants that the Cross Keys Property is properly zoned for the intended use of it by the Partnership as part of the Project.

                                 ARTICLE 10.00

                             PARTNERSHIP DECISIONS

10.01 The partners hereto agree that all Major Decisions, as defined in clause
21.03 hereof, with respect to the Partnership and the construction and development of the Project shall be made by mutual agreement in the manner set forth in this Article 10.00.

10.02 Where any partner wishes to request the other partner to consider a formal Partnership Decision, such request shall be put in writing and shall be delivered to the other partner. Such Partnership Decision shall be deemed approved unless the other partner shall, within fifteen (15) days from the date of receipt of such request, advise the other partner in writing as to its objections.

10.03 For the purposes of dealing with each other, and advising the other as to each partner's position or decision, each partner shall designate in writing from time to time one or more persons who have the authority to speak for and on behalf of each partner and to commit such partner so designating him to all matters in respect of which a decision is required pursuant to the provisions of this Agreement.

                                 ARTICLE 11.00

                          TITLE TO PARTNERSHIP ASSETS

11.01 The partners hereby agree that title to all assets of the Partnership, together with all improvements, fixtures, buildings, personalty or other assets acquired by the Partnership from time to time, shall be registered and recorded in the name of the Partnership.

                                 ARTICLE 12.00

                         ACCOUNTING, BANKS AND RECORDS

12.01 The Manager of the Partnership shall maintain the books and records of the Partnership in accordance with sound and generally accepted accounting principles, showing all costs, expenditures, sales, receipts, assets, liabilities, capital accounts, profits, losses and distributions to partners and any other matter normally required to be accounted for, including all other records convenient or incidental to recording the Partnership's business affairs. The books and records of the Partnership shall be open to inspection by each of the partners or their accredited representatives at any reasonable time during business hours.

12.02 An individual capital account shall be maintained for each partner. Such capital account shall be credited with each partner's respective capital contributions, both initial and additional, and their respective share of Partnership profits and charged with their respective distributions and share of Partnership losses as may be determined in accordance with this Agreement and generally accepted accounting principles.

12.03 The fiscal year of the Partnership shall be from the Effective Date of this Agreement through to December 31, 1980, and thereafter, without any mandatory interim reporting, January 1 through the last day of December in each calendar year for the term of the Partnership unless changed by Partnership decision.

12.04 Within one hundred twenty (120) days after the end of each fiscal year, there shall be prepared and delivered to each partner a statement of income and expenses showing the results of the Partnership operations during such year. The records of account shall be examined and reviewed as of the close of each fiscal year by an independent certified public accountant of nationally recognized standing chosen by Partnership decision.

12.05 Concurrently with the provision of the profit and loss statement as provided for in Clause 12.04 hereof, each partner shall be furnished with a copy of such annual audit, including a balance sheet, a statement of the capital accounts of the partners, and a statement of income and/or loss, together with a certificate of said accountants covering the results of such audit, as soon as reasonably practicable after the end of each fiscal year, but in no event later than the earliest date required by the Partnership's lenders or mortgagees.

12.06 All decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each purpose) shall, subject to any other term or provision of this Agreement, be made by Partnership Decision.

                                 ARTICLE 13.00

                             TAX STATUS AND REPORTS

13.01 Unless otherwise herein provided, the Partnership shall calculate depreciation on its depreciable assets for income tax purposes under the declining balances method of depreciation and shall annually claim the maximum amount of depreciation pursuant to that method.

13.02 Participation shall prepare or cause to be prepared all information returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority in the United States of America, and shall submit such returns and statements to both partners for their approval prior to filing. Within one hundred twenty (120) days after the end of each fiscal year of the Partnership, the manager shall prepare or cause to be prepared and mailed to each partner a report setting forth in sufficient detail all such information and data with respect to the business transactions and operations of the Partnership for the prior fiscal year as shall enable each partner to properly understand the annual audit and financial information provided in accordance with Article 12.00 so as to enable each partner to prepare its state and federal income tax returns in accordance with the laws, rules and regulations then prevailing.

                                 ARTICLE 14.00

                                 BANK ACCOUNTS

14.01 During the Construction Period, the partners agree to cause the Partnership to establish a "construction bank account" into which bank account shall be deposited all capital contributions, capital loans, or proceeds from any financing arranged by the partners to finance the construction and development of the Project.

14.02 Out of such construction bank account, all expenditures incurred with respect to the construction and development of the Project shall be paid by cheque drawn on such bank account.

14.03 Commencing with the Effective Date, a general operating bank account shall be established by the Partnership into which all Gross Cash Flow received by the Partnership from time to time shall be deposited. All cash expenditures, loan repayments or capital distributions to the partners shall be made by cheque drawn on such bank account.

14.04 For the purposes of the construction bank account and the general operating bank account, signing authority on behalf of the Partnership shall be one or more of the President, Vice-President, Treasurer, Assistant Treasurer, or Controller, or other designee of Participation, unless otherwise decided by Partnership Decision. The Partners may designate an official or employee of Manager signing authority with respect to the general operating bank account under such limitations as they may prescribe.

14.05 The Partnership may, by Partnership Decision, agree to and authorize the establishment and operation of additional bank accounts from time to time and may designate the signing authorities thereon.

                                 ARTICLE 15.00

                        RESPONSIBILITIES OF PARTNERSHIP
                         DURING THE CONSTRUCTION PERIOD

15.01 Participation shall have the responsibility and authority, except where the matter requires a Partnership Decision as herein elsewhere provided, to do and perform the following functions in connection with the construction and development of the Project during the Construction Period:

          (a) preparation of a timetable for fulfillment of all functions necessary to construct and complete the Project;

          (b) application for and obtaining of such zoning, subdivision and building permits and other government consents, approvals, permits and licenses as are required from time to time to complete the construction and development of the Project and to acquire the necessary occupancy permits and architect's certificate as are required as contemplated within the definition of "Substantial Completion" under Clause 5.01 of this Agreement;

          (c) review and supervision of the progress of construction and approval of all payments for construction and other expenditure during the construction period;

          (d) employ such engineers, architects, land planners, attorneys, accountants and others as are required to fulfill its responsibilities during the Construction Period;

          (e) enter into contracts for architectural and engineering services and construction and development of the Project;

          (f) execute any documents on behalf of the Partnership and authorize the manager to make any payments on behalf of the Partnership which are necessary or appropriate with respect to the construction and development of the Project:

          (g) file or cause to be filed and process applications for land acquisition, construction and permanent financing of the Project, and execute any documents related there to, including but not limited to a note and deed of trust against the Project;

          (h) obtain and/or cause to be provided accounting and administrative services for the processing of all construction costs and payments until the Project shall be completed, such services to be provided to the Partnership at no cost.

          (i) plan or cause to be planned or developed a marketing and promotional program for the Project.

          (j) with the consent of Shelter (which consent shall be deemed given unless stated to the contrary in writing or by telex or telegram within ten (10) days after receipt by Shelter of request for such consent):

                    (1) settle, abandon, compromise or arbitrate any claims held by or asserted against the Partnership during the Construction Period and through the completion and opening of the Project for intended occupancy;

                    (2) negotiate a contract for the management of the Cross Keys Inn and the Project, as and when completed with Hospitality Management Corporation (the "Manager") or such other management company as Participation shall determine, in substantially the same form as the existing management contract for the Cross Keys Property, a copy of which is attached as Schedule C, with the exception of the management fees provided for therein which shall be adjusted as reasonable and appropriate, it being understood that the fees payable to such manager shall be in addition to and exclusive of all actual costs and expenses of services, supplies, materials and equipment required for the operation and maintenance of Cross Keys Inn and the Project, such services as more particularly outlined in Article 22.00 hereof.

15.02. With respect to the undertakings of Participation as to the supervision and completion of the Project, such undertakings shall be deemed to have been completed in accordance with the terms hereof upon the Project being substantially completed (as said term is defined in Clause 5.01 hereof).

15.03. Participation through its Controller, will complete and certify an audit of the total costs of the Project and deliver same to Shelter within one hundred twenty (120) days of Substantial Completion. If Participation and Shelter agree, such certification shall be verified by an independent audit, the cost of such audit to be considered a project expense and included in the Development Budget.

                                 ARTICLE 16.00

                 LOAN COMMITMENTS OF SHELTER AND PARTICIPATION
                           DURING CONSTRUCTION PERIOD

16.01 Participation covenants and agrees during the Construction Period to provide, by way of Operating Loans to the Partnership, on a non-recourse basis, the financial requirements of the Partnership to meet the operating commitments of the existing Cross Keys Inn as and when due during the Construction Period. Shelter covenants and agrees during the Construction Period to provide by way of demand loans to the Partnership all financial requirements necessary to complete the construction and development of the Project which cannot be financed out of monies required to be contributed by way of additional capital contributions by the partners or out of net proceeds of any mortgage or other financing arranged with respect to the construction and development of the Project (the "Capital Loans").

16.02 All Operating Loans from Participation to the Partnership shall be evidenced by a non-recourse note of the Partnership in favour of Participation and shall provide for repayment on demand with interest thereon at a rate equal to fourteen percent (14%) per annum from date of advance to date of payment.

16.03 All Capital Loans by Shelter to the Partnership shall be evidenced by a non-recourse note from the Partnership to Shelter and shall provide for repayment on demand with interest at an annual rate of sixteen percent (16%) per annum from date of advance to date of payment.

16.04 The Partnership shall make interest payments under the notes delivered to Participation in respect of Operating Loans and Shelter in respect of Capital Loans on June 30 and December 30.

16.05 Shelter and Participation each covenant and agree with the Partnership and each other that it will not demand payment of such notes so as to financially embarrass the Partnership except in this following circumstances:

          (a) dissolution or termination of the Partnership for any reason whatsoever;

          (b)  sale of the other partner's Partnership interest;

          (c) the petitioning of the Partnership into bankruptcy or the obtaining by any person, firm or corporation of a judgment of a court of competent jurisdiction for unpaid monies owing by the Partnership to such third party person, firm or corporation, which judgment remains undischarged for a period in excess of thirty (30) days.

                                 ARTICLE 17.00

                              LOAN COMMITMENTS OF
                       SHELTER AFTER CONSTRUCTION PERIOD

17.01 After the Construction Period, Shelter undertakes and agrees to lend to the Partnership all funds required by the Partnership not available through non-recourse bank or other third party financing for the purpose of enabling the Partnership to pay all cash expenditures incurred in the course of operation of the Project by the Partnership from time to time.

17.02 For the purposes of the Operating Loans made by Shelter to the Partnership in accordance with the terms of this Article 17.00, the provisions of Clause 16.02, 16.04 and 16.05 shall apply, mutatis mutandis as though Shelter were the lender thereunder.

17.03 For the purpose of Section 17.01 hereof, cash expenditures for the purposes of capital additions to the Partnership assets that constitute modifications, renovations, improvements and/or betterments thereto shall be considered to be cash expenditures incurred in the course of the operation of the Project by the Partnership.

                                 ARTICLE 18.00

                  ALLOCATION OF PARTNERSHIP PROFITS AND CREDITS

18.01 During the operation of the Partnership, all losses and profits of the Partnership shall be allocated on the following basis:

     (a) If the Partnership has a profit for any fiscal year, such profit shall be allocated to each partner in the same proportion as the aggregate Net Cash Flow distributed to each partner during the fiscal year bears to the aggregate Net Cash Flow distributed to both partners during such fiscal year.

     (b)  All losses of the Partnership shall be allocated to Shelter.

For purposes of this Agreement, the terms "profit" and "loss" shall mean the profit and loss of the Partnership as finally computed for Federal income tax purposes in accordance with the United States Internal Revenue Code (the "Internal Revenue Code") and the rules and regulations issued thereunder.

18.02 All tax preference items, as that term is defined in the Internal Revenue Code and the rules and regulations issued thereunder, with respect to any fiscal year for which there are losses allocated to Shelter pursuant to Section 18.01(b) shall be allocated solely to Shelter. All tax preference items with respect to any fiscal year for which the Partnership has a profit shall be allocated to each Partner in the same proportion as the aggregate Net Cash Flow distributed to each Partner during the fiscal year bears to the aggregate Net Cash Flow distributed to both Partners during such fiscal year.


18.03 Any investment credits to which the Partnership is entitled with respect to purchases during the Construction Period and any subsequent recapture thereof shall be allocated solely to Shelter. Any investment credits with respect to purchases after the Construction Period to which the Partnership is entitled and any subsequent recapture thereof shall be allocated to each Partner in the same proportion as the aggregate Net Cash Flow distributed to each Partner during the fiscal year in which the purchases occur bears to the aggregate Net Cash Flow distributed to both Partners during such fiscal year.

18.04 To the extent permitted under the Internal Revenue Code, all interest, real estate taxes, sales taxes and similar items incurred during the Construction Period shall not be capitalized but shall be deducted as expenses.

                                 ARTICLE 19.00

                               CASH DISTRIBUTIONS

19.01 During the Construction Period:

          (a) firstly, an annual amount equal to TWO HUNDRED THOUSAND DOLLARS ($200,000.00) of Net Cash Flow from the operations of the Project shall be distributed monthly to Shelter during each fiscal year during the Construction Period, subject to adjustment pursuant to
              Section 19.02 hereof;

          (b) secondly, an amount up to TWO HUNDRED THOUSAND DOLLARS ($200,000.00) annually out of any available Net Cash Flow shall be paid to Participation monthly, subject to adjustment pursuant to
              Section 19.02 hereof;

          (c) thirdly, any available Net Cash Flow shall be paid to Shelter in payment of all interest and/or principal owing under notes delivered by the Partnership to Shelter in respect of Capital Loans then unpaid;

          (d) fourthly, any available Net Cash Flow shall be paid to Shelter in repayment of any interest or principal owing under any "guaranteed return notes," as defined in Section 19.06 hereof, remaining due and unpaid;

          (e) fifthly, any available Net Cash Flow shall be paid to Participation in repayment of any principal and/or interest due and owing under any notes delivered by the Partnership to Participation in respect of any Operating Loans remaining due and unpaid;

          (f) sixthly, any remaining available Net Cash Flow shall be distributed equally to Participation and Shelter, subject to the provisions of Article 20.00 hereof.

19.02 In the event that any fiscal year during the Construction Period is less than twelve (12) months, the amounts to be distributed to Shelter and Participation under Sections 19.01(a) and (b), respectively, shall be in the same ratio to $200,000.00 as the number of months in the given fiscal year is to twelve. In the event that the Construction Period ends during a fiscal year, the amounts to be distributed to Shelter and Participation under Sections 19.01(a) and (b), respectively, shall be in the same ratio to $200,000.00 as the number of elapsed months in the fiscal year up to the end of the Construction Period is to twelve.

19.03 Commencing with the day following the Construction Period, and for the balance of the term of the Partnership, Net Cash Flow shall be distributed to the partners in the following manner:

          (a) firstly, payment to the Manager of any deferred and unpaid management fees required pursuant to any management agreement negotiated in accordance with Article 22.00 hereof;

          (b) secondly, any available Net Cash Flow shall be paid to Shelter in payment of all interest and/or principal owing and notes delivered by the Partnership to Shelter in respect of Capital Loans then unpaid;

          (c) thirdly, any available Net Cash Flow shall be paid to Shelter in repayment of any interest or principal owing under any "guaranteed return notes," as defined in Section 19.06 hereof, remaining due and unpaid;

          (d) fourthly, any available Net Cash Flow shall be paid to Shelter in repayment of any principal and interest due and owing under any notes delivered by the Partnership to Shelter in respect of any Operating Loans remaining due and unpaid;

          (e) fifthly, any available Net Cash Flow shall be paid to Participation in repayment of any principal and interest due and owing under any notes delivered by the Partnership to Participation in respect of any Operating Loans remaining due and unpaid;

          (f) sixthly, an amount up to TWO HUNDRED THOUSAND DOLLARS ($200,000.00) shall be paid to Shelter out of available Net Cash Flow, such amount to be paid monthly, subject to adjustment pursuant to Section 19.04 hereof;

          (g) seventhly, an amount up to TWO HUNDRED THOUSAND DOLLARS ($200,000.00) shall be paid to Participation out of available Net Cash Flow, such amount to be paid monthly, subject to adjustment pursuant to Section 19.04 hereof;

          (h) eighthly, any remaining available Net Cash Flow shall be distributed equally to Participation and Shelter, subject to the provisions of Article 20.00 hereof.

19.04 In the event that the Construction Period ends during a fiscal year, the amounts to be distributed to Shelter and Participation under Sections 19.03(f) and (g), respectively, for the given fiscal year shall be in the same ratio to $200,000 as the number of remaining months in the fiscal year is to twelve.

19.05 All cash flow distributions other than the payments under subclauses 19.01(a), 19.01(b), 19.03(f) and 19.03(g) shall be distributed not later than ninety (90) days after the end of each fiscal year unless the Manager makes a good faith determination that such funds, or some portion thereof, are necessary for the operation of the joint venture in accordance with the provisions of Article 20.00 hereof.

19.06 Notwithstanding the provisions of Clause 19.01, the parties agree that Shelter's entitlement to an annual distribution under subclause 19.01(a) is guaranteed by the Partnership. Accordingly, if in any year during the Construction Period, there is not sufficient Net Cash Flow to make the required payment to Shelter under 19.01(a), the Partnership shall execute and deliver to Shelter, within ninety (90) days of the end of each fiscal year, a non-recourse promissory note (the "Guaranteed Return Note") evidencing a demand debt due in an amount equal to the difference between the amount actually distributed to Shelter under subclause 19.01(a) and the guarantee amount. The principal amount of the note shall bear interest at an annual rate equal to fourteen percent (14%) per annum, calculated from date of execution to date of payment. Shelter agrees that the provisions of Clause 16.05 shall apply to these Guaranteed Return Notes.

19.07 In order to secure to Columbia Mall, Inc. repayment of the principal and interest owing under the C.D.C. Note, from time to time, Shelter does hereby pledge all of its rights and entitlement to receive distributions from the Partnership in favour of Columbia Mall, Inc., including, but not limited to, cash distributions required under Sections 19.01(a), (c), (d) and (f) and Sections 19.03(b), (c), (d), (f), and (h). If Shelter, at any time, shall be in default under any payments due under the C.D.C. Note, then Columbia Mall, Inc. shall be entitled to give written notice to Participation and Shelter that it is exercising its rights under the pledge hereby created to receive all cash distributions otherwise payable to Shelter and to apply them against all amounts in respect of which Shelter is in default.

                                 ARTICLE 20.00

                            WORKING CAPITAL RESERVES

20.01 When and if the Manager with the concurrence of Participation and Shelter, shall determine that a working capital reserve is required for the future anticipated obligations of the Partnership, a working capital account reserve, not to exceed the sum of:

          (a) one month's debt service on any financing obtained by the joint venture, excluding Operating Loans or Capital Loans from Shelter; and

          (b) two months' operating expenses ad determined in accordance with the "operating budget" (as hereinafter defined);

then any other amounts of Net Cash Flow otherwise available for distribution in accordance with Article 19.00 shall be withheld and maintained in the Partnership's operating bank account.

20.02 If the Manager shall make a determination under this Article for a specific amount for a working capital reserve, and there is not sufficient Net Cash Flow from the operations of the Partnership to provide such reserve, then Shelter shall, within fourteen (14) days from receipt of a notice from the Manager, advance the difference between the working capital reserve required and the Net Cash Flow available and such advance shall be deemed to be an Operating Loan under the provisions of Article 17.00 hereof.

20.03 As one of its obligations hereunder, the Manager, in concert with Participation, shall prepare an operating budget for the next fiscal year of the Partnership no later than sixty (60) days prior to the expiration of each fiscal year and shall provide a copy of such budget to Shelter for its approval.

          Once approved by Shelter and Participation, the Manager shall implement and manage the budget and shall conduct the Partnership operations as closely as possible in accordance with the budget.

20.04 The budget shall be up-dated quarterly by the Manager and shall be amended from time to time as required only with the approval of the partners by Partnership Decision.

                                 ARTICLE 21.00

                     OVERALL MANAGEMENT OF THE PARTNERSHIP

21.01 The overall management and supervision of the Partnership affairs and its operations shall be the responsibility of Participation, for which Participation shall receive the sum of TEN THOUSAND DOLLARS ($10,000.00) per annum to be paid as an operating expense of the Partnership commencing after Substantial Completion of the Project.

21.02 Notwithstanding the undertaking of Participation to provide the overall supervision and management of the Partnership affairs, except where herein expressly provided to the contrary, all decisions with respect to the management and control of the Partnership made and agreed to by the partners by Partnership Decision shall be binding on the Partnership and on the partners.

21.03 After the date on which the Preliminary Conditions have been fulfilled; no action will be taken, Partnership obligation incurred, or Cash Expenditure made by the Partnership, Participation, any partner, or the Manager, with respect to any matter affecting any "Major Decision" unless approved by Partnership Decision. For the purposes hereof, a "Major Decision" shall include:

          (a) acquisition of any additional lands;

          (b) amendment or alteration of any of the plans or specifications with respect to the Project changing the cost thereof by $5,000 or more;

          (c) amendments or alterations to any financing document approved under Article 8.00 in satisfaction of one of the Preliminary Conditions;

          (d) the sale, lease, transfer, remortgaging or placing of any other encumbrance or charge on any part of the Project or other Partnership assets;

          (e) provide the depreciation and accounting methods for federal income tax purposes consistent with the other provisions of this Agreement and approving the budget;

          (f) determining whether or not any available Net Cash Flow after all specific distributions provided for in this Agreement should be made to the partners;

          (g) making any expenditure or incurring any obligation by or on behalf of the Partnership for any transaction except for expenditures properly made and obligations properly incurred pursuant to the Development Budget or the plans and specifications approved in the construction contract entered into in satisfaction of the Pre-
          liminary Conditions, and except any expenditures or obligations incurred in the ordinary and normal operation of the Project;

     (h)  the negotiation of any contract with a manager other than H.M.C.;

     (i) any other decision or action which by the provision of this Agreement is required to be approved by the partners.

21.04 In addition to any other duties or responsibilities of Participation as set forth in this Agreement, Participation shall perform the following duties with respect to its overall management and supervision of the Partnership:

     (a) implement all Major Decisions as approved by the partners in accordance with the provisions of Clause 21.03;

     (b) review and approve all budgets and financial statements and reports required to be prepared and submitted by the Manager prior to submission to Shelter of same for Shelter's approval;

     (c) negotiate and contract for additional improvements to the Project from time to time as authorized by Partnership Decisions;

     (d) protect the titles and interests of the Partnership in respect to the Project and any other asset owned by the Partnership from time to time.

21.05 It is understood and agreed that Participation shall act as the Partnership's representative in connection with any State or Federal tax audit of the operations of the Partnership and the Project. The Management Fee set forth in Article 21.01 hereof shall not cover any services rendered in connection with such audits and the Partnership shall reimburse Participation for such services as an operating expense at the average rate of $60.00 per hour or in such amount as The Rouse Company Tax Department may actually charge, whichever is lower, for time expended by any representatives in connection with any such audit. Participation shall not retain counsel or accountants other than those employed by The Rouse Company Tax Department in connection with any such audit without the consent of Shelter, but in the event that the Partners agree to hire counsel or accountants, the cost thereof shall be paid by the Partnership as an operating expense.

                                 ARTICLE 22.00

                          RESPONSIBILITIES OF MANAGER

22.01 Participation shall attempt to negotiate and complete a management agreement with H.M.C. in accordance with clause 15.01(j)(2) of this Agreement.

22.02 Notwithstanding the provisions of Schedule "C" attached hereto, the management contract to be entered into between the Partnership and H.M.C. shall include the following responsibilities and undertakings on the part of Manager:

     (a) implementation of major Partnership Decisions as delegated to the Manager by Participation;

     (b) make and enforce credit policies (including entering agreements with credit card organizations);

     (c) make and determine terms of admittances and charges for rooms and services in connection therewith;

     (d) enter into, execute and consummate contracts, agreements, leases, licenses, grants and concessions for space in or on the Project, including contracts for the furnishing for the Project of utilities and services which are normally provided in connection with the maintenance and operation of similar properties;

     (e) provide entertainment, food and beverages and other services generally found in comparable facilities;

     (f) maintain the Project,.purchase operating equipment and make repairs and replacement of furnishings and equipment, as reflected in the operating budget in each year;

     (g) engage in all phases of advertising, promotion and publicity relating to the Project in accordance with the operating budget in each year;

     (h) provide qualified, bonded, trustworthy, competent and sufficient personnel, including supervisory personnel, to undertake the proper performance of the management obligations contemplated herein;

     (i) purchase all operating supplies and other material supplies necessary for the operation of the Project as allowed by the operating budget in each fiscal year;

     (j) make or install or cause to be made or installed, all budgeted, necessary or desirable repairs, decorations, renewals, revisions, alterations, rebuildings, replace-ments, additions and improvements in and to the Project, and all buildings, furnishings and equipment situate thereon;

     (k) take all reasonable precautions to protect and safeguard the assets of the Partnership and to take all reasonable precautions to preserve the assets of the Partnership and all licenses and permits required in connection with the operation of the Project;

     (l) to cause within the framework of this Agreement, the management agreement and the annual operating budget, to do all such actions and things as may be done in and about the Project as shall be necessary;

     (m) deposit all monies received by it for and on behalf of the Partnership or the Project into the operating bank account as required by the provisions of this Partnership Agreement;

     (n) prepare and deliver to Participation financial statements and reports as provided for in this Agreement;

     (o) pay all ad valorem taxes, assessments, and other impositions applicable to the Project;

     (p) keep all books of account and other records of the Project;

     (q) to the extent that funds of the Project are available therefor, pay any and all debts and other obligations and commitments of the Project including amounts due under permanent financing secured by the Project and other loans by the Partnership in respect of the Project;

     (r) superintend the management and operation of the Project;

     (s) comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the Constitution of the United States of America, any national or local board of fire underwriters, or any other body exercising functions similar to those of any of the foregoing, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Project;

     (t) carry and maintain all such insurance in such amounts as may be required by the partners, or by any mortgage secured against the Project, including, but not limited to, fire and extended coverage insurance, public liability insurance, business interruption insurance, and workmen's compensation insurance.

                                 ARTICLE 23.00

                        DEALING IN PARTNERSHIP INTERESTS

23.01 Except as provided in this Article, no partner shall sell, transfer, assign, mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its interest in the Partnership unless approved by the other partner, such approval not to be unreasonably withheld. Except as provided for in Clause 23.02, no partner shall sell, transfer, assign or otherwise transfer its interest in the Partnership prior to the completion of the Construction Period. Any attempt to so transfer or encumber any such interest shall be void and of no binding force or effect on the other partner hereto, and shall not vest any title or interest in any such third party transferee, assignee or purchaser.

23.02 Any partner may, without obtaining the consent of the other partner, assign or transfer any or all of its right, title and interest in the Partnership to either:

          (a) a parent corporation which owns all or substantially all of the outstanding shares of the partner (the "Partner's Parent"), or

          (b) any corporation, all or substantially all of the outstanding shares of which are owned ether by such partner or by such Partner's Parent ("Parent's Affiliate");

but any such interest so assigned or transferred shall not be further assignable or transferable without the prior written consent of the other partner, such approval not to be unreasonably withheld. It is also agreed that no partner shall assign its interest in the Partnership by way of a sale of stock of any Partner's Affiliate into which the Partnership interest of the partner may be transferred.

23.03 Any permitted assignment to a Partner's Parent or Partner's Affiliate shall only be effective if the Partner's Parent or Partner's Affiliate has a financial and business reputation and net assets comparable, as confirmed in writing by the other partner wishing to make the assignment, and only if prior to or concurrently with such assignment, the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement to the same extent as the original partner, as if such assignee were an original party hereto.

23.04 At any time after the Construction Period, a partner may sell or transfer its interest in the Partnership, provided such partner (hereinafter referred to as "the selling partner") first offers the other partner an opportunity to purchase his interest in accordance with the following terms and provisions:

          (a) The partner wishing to sell or otherwise transfer his Partnership interest shall first notify the other partner of such intention. If the basis of such notice is the receipt of a bona fide offer to purchase from a third party, the selling partner shall advise the other partner of all terms and conditions of such offer. If the selling partner is not in receipt of a bona fide offer from a third party, a valuation of the selling partner's interest shall then be made in the manner provided in Clause 25.01, and copies of the completed valuation report shall be furnished to the other partner.


     (b) Within thirty (30) days after receipt of the terms and conditions of a bona fide offer by a third party or the valuation report, the other partner may elect to purchase the selling partner's interest at the price set forth in such a bona fide offer or said valuation report. The partner electing to purchase the selling partner's interest shall send written notice of such election to the selling partner within such thirty (30) day period, and failure to send written notice of such election within such thirty (30) day period shall be conclusively deemed to be a decision not to purchase the selling partner's interest.

     (c) If the other partner does not wish to purchase the selling partner's interest, the selling partner may then sell or otherwise transfer its interest to any third person, subject to the limitations set forth in Clause 23.05, 23.06, and 23.07 of this Article. However, if the selling partner cannot sell his interest for the amount of the bona fide offer or for the amount fixed in the valuation report, or an amount in excess thereof, his right to sell his interest for a less amount shall be subject to the right of first refusal of the other partner as hereinabove provided, except that said thirty (30) day period within which a partner may elect to purchase shall be decreased to a period of fifteen (15) days from the receipt of written notice from the selling partner of the price contained in a further bona fide offer for the interest sought to be sold.

     (d) If, in any event, the selling partner shall not consummate the sale or other transfer of its interest within six (6) months after the expiration of the original thirty (30) day period established under subclause (b), the procedure set forth in this Section 23.04 must be reinstated with respect to the same or any other sale.

     (e) The cost of the valuation report shall be borne by the selling partner unless its interest is purchased by the other partner, in which case, one-half (1/2) of such cost shall be borne by the selling partner and one-half by such other partner.

23.05 Not sale or transfer of a fractional part of a partner's interest in the Partnership to a person not already a partner shall be permitted, but a partner may permit one or more other persons to participate in his share of the profits and losses. Any such parti-cipation by a third party shall not make such third party a partner or result in any privity whatsoever between such third person and the Partnership, such third person's rights and obligations being restricted solely to those between himself and the partner who has permitted such participation pursuant to the participation agreement between them.

23.06 Neither partner shall have the right to transfer its interest in the Partnership to any third person, nor shall any termination of this Partnership be effected during any period of restoration of the Project after partial condemnation or a fire or other casualty or at any time during the Construction Period except with the consent of the other partner.

23.07 Any purchaser or permitted assignee of an interest in the Partnership must first execute a written acknowledgement that he will be bound by all the terms of this agreement prior to acquiring any entitlements in and to the Partnership and this agreement.

23.08 Nothing herein shall be deemed to prohibit the pledge of the issued and outstanding stock of Participation by the holder thereof as additional security pursuant to those certain Note and Exchange Agreements dated August 8, 1975 entered into by and between The Howard Research And Development Corporation and various lenders relating to the financing of the new town of Columbia, Maryland.

                                 ARTICLE 24.00
                                    DEFAULT

24.01 For the purposes of this Article, the term "Events of Default" shall include the following:

          (a) the failure of any partner to make an additional capital contribution or Operating Loan or Capital Loan in accordance with the provisions of this Agreement and a continuance of such failure after the giving to such partner by the other partner or the Manager of the Project of a written request for such additional capital contribution or Loan and such default continues for a period in excess of twenty (20) days following the date of notice of default;

          (b) the failure by any partner to comply with, or the violation by a partner of any material provisions in this Agreement (other than that specified in subclause (a) above) and the continuance of such failure or violation for a period of twenty (20) days after written notice of such failure or violation is given to such partner by the other partner specifying the details and nature of such failure or violation;

          (c) any default by Shelter in making payments of principal and interest as required by the terms of the C.D.C. Note;

          (d) the institution by a partner of proceedings to be adjudicated a voluntary bankrupt, its consent to the filing of a bankruptcy proceeding against it, its filing of a petition or answer or consent seeking reorganization under the Federal Bankruptcy Act or any other similar federal or state law, or its consent to the filing of any such petition;

          (e) the entry against a partner of a decree or order of a court having jurisdiction adjudging it a bankrupt or insolvent or approving a petition seeking reorganization under the Federal Bankruptcy Act or any other similar applicable federal or state law if such decree shall have continued undischarged or unstayed for a period in excess of thirty (30) days;

          (f) the entry against a partner of a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee, in bankruptcy or insolvency, of all or substantially all of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have continued undischarged or unstayed for a period in excess of thirty (30) days;

     (g) the assignment by a partner for the benefit of its creditors, the admission in writing of its inability to pay its debts generally as they become due, or its consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of all or substantially all of its property.

24.02 In the event a partner commits an Event of Default, then the following provisions shall govern and apply:

     (a) A non-defaulting partner ("the Advancing Partner") may advance to the Partnership funds to be contributed by the Defaulting Partner and such amount shall become immediately due and payable from the Defaulting Partner with interest from the date of advance at a rate equal to four percent (4%) above the prime rate of interest charged from time to time by The Chase Manhattan Bank; provided, however, that to the extent that the default consists of the refusal to make any loan to the Partnership required under the terms hereof, the interest rate to be paid the Advancing Partner shall not be less than the interest rate required to be paid by the Partnership on such loan as set forth herein. Such advance shall not be deemed to cure such benefit.

     (b)  Until repayment of such advance plus interest by the Defaulting
          Partner;

          (i) the Advancing Partner shall have a first right of lien on all interest of the Defaulting Partner in the Partnership; and

          (ii) all distributions, payments or other entitlements accruing to or payable to the Defaulting Partner arising out of his interest in the Partnership interest, including but not limited to all distributions required under Article 19.00 hereof shall be paid over to the Advancing Partner and shall be applied towards repayment of the of the outstanding advance together with interest owing thereon.

     (c) For a period of ninety (90) days after notice of default by the Advancing Partner to the Defaulting Partner, the Defaulting Partner shall be entitled to either negotiate with the Advancing Partner for the purchase of the Defaulting Partner's interest in the Partnership by the Advancing Partner on mutually agreeable terms and conditions, or shall be entitled to solicit third parties in respect of obtaining an offer in respect of such Defaulting Partner's interest in the Partnership.

          If, within the said ninety (90) day period, the Defaulting Partner is able to obtain a bona fide third party offer in respect of such Defaulting Partner's interest in the Partnership, then the rights of first refusal provided for under
          Article 23.00 of this Agreement shall apply.

          If, at the end of said ninety (90) day period, the Defaulting Partner has not been able to obtain any bona fide third party offers with respect to the purchase of his Partnership interest, then the Advancing Partner, by written notice to the Defaulting Partner may either:

          (i)   terminate this Partnership, in which event the provisions of
                Article 26.00 shall apply, or

          (ii) purchase the Defaulting Partner's interest in the Partnership at "book value." For the purposes hereof, the auditors of the Partnership will determine book value in accordance with generally accepted accounting principles.

     (d) In the event that the Advancing Partner shall elect to purchase the Defaulting Partner's interest in the Partnership at book value subject to subclause (c) above, then the purchase price shall be determined by the auditors for the Partnership within ninety (90) days from the date of notice by Advancing Partner to the Defaulting Partner of its election to so purchase and payment of the purchase price shall be made in the following manner:

          (i) partial payment shall be made by crediting the Defaulting Partner with the amount of money advanced by the Advancing Partner on behalf of the Defaulting Partner plus interest owing thereon;

          (ii) the balance, if any, shall be paid only out of the Advancing Partner's distribution of profits from the Project, if any, and the Defaulting Partner shall have a first charge thereon for this purpose;

          (iii) if book value shall be a negative amount, then the Defaulting Partner shall have no obligation to pay the Advancing Partner the amount of such negative balance;

          (iv) notwithstanding Section 16.05(b) hereof, the Defaulting Partner agrees not to call any Capital or Operating Loan or Guaranteed Return Notes held by it; provided, however, that such obligations may either be paid out of available Net Cash Flow in the same priority set forth in Article 19.00, or paid in full at any time, in the sole discretion of the Advancing Partner.

          (v) the Defaulting Partner agrees to execute any and all conveyances and other documents reasonable and necessary to transfer its interest in the Partnership to the Advancing Partner.

No interest shall be paid on the purchase price to the Defaulting Partner.

                                 ARTICLE 25.00

                       VALUATION OF PARTNERSHIP INTERESTS

25.01 If, for any purposes under this Agreement, a valuation of the fair market value of the assets of the Partnership or the partners' Partnership interest is required or desired to be determined, such value shall be determined in the following manner:

     (a) An appraisal of the Project and all other assets shall be made by a board of two qualified appraisers, each in good standing as an M.A.I. under, as and so designated by, the American Institute of Real Estate Appraisers; provided, however, that any officer of Harris, Kerr, Forester & Company or Laventhol and Horvath, having at least ten (10) years experience in valuing hotel properties, shall also be considered qualified appraisers for all purposes under this Article 25.00 even though such officer may not have the M.A.I. designation. One appraiser shall be selected by the Selling Partner and the other by the remaining partner. If any party shall not appoint an appraiser within fourteen (14) days after notice giving rise to the need for such appraisal has been received, the other partner may appoint the second appraiser also.

     (b) If the two appraisers so appointed disagree as to the fair market value of the assets being appraised, they shall appoint a third appraiser having the same qualifications as themselves. If the two appraisers shall not have appointed a third appraiser within fourteen
          (14) days after the date it is determined that they disagree, the third appraiser shall be appointed by the President of the American Institute of Real Estate Appraisers.

     (c) The determination of value of any two of the three appraisers shall control, and if all three shall disagree, their determinations shall be averaged; provided, however, that any appraisal which is ten percent (10%) or more above or below the median appraisal shall be disregarded in computing such average.

     (d) The value of a partner's interest in the Partnership is defined as such Partner's proportionate share of the fair market value of all Partnership assets less all outstanding debts of the Partnership including, without limiting the generality thereof, any mortgage loans secured by an asset of the Partnership, adjusted to reflect the balance of such Partner's capital account.

                                 ARTICLE 26.00
                   DISSOLUTION AND TERMINATION OF PARTNERSHIP;
                       TREATMENT OF GAIN FOR TAX PURPOSES

26.01 The Partnership shall be dissolved on the happening of any one of the following events:

     (a) the election of an Advancing Partner to terminate the Partnership in accordance with the provisions of Clause 24.02 hereof;

     (b) by the mutual agreement of both partners;

     (c) upon the expiration of the term of the Partnership;

     (d) upon the sale of a Partnership interest by one partner to the other;

     (e) upon the taking of all or substantially all of the assets of the Partnership by any governmental authority under right of eminent domain.

     (f) upon the sale of substantially all the assets of the Partnership.

26.02 In the event of termination of the Partnership, a final audit shall be made by the Partnership's auditors and all of the property and assets of the Partnership shall be distributed as follows:

     (a) All property and assets, if any, other than cash, shall be sold or collected and, to the extent feasible, turned into cash within a period of one (1) year from the date of termination. The partners shall have a right to bid on and purchase any and all of the property and assets being sold.

     (b) All of the Partnership's debts, liabilities and obligations, other than Operating Loans, Capital Loans, or guaranteed return notes or additional capital contributions shall then be repaid in full or reserves therefor shall be set aside.

     (c) The balance of the Partnership assets shall be distributed in accordance with subclauses 19.01 or 19.03 of Article 19.00, subject to the application, in the appropriate case, of subclause 19.06. No partner shall have any claim or recourse against the other partner in the event that any partner shall have a negative capital account, or the assets of the Partnership are insufficient to repay, as required or permitted by this Agreement, all sums advanced or any capital contribution or other interest except for the failure by such other partner to perform its obligations under this Agreement.

26.03 A reasonable time shall be allowed for the orderly liquidation and discharge of the liabilities of the Partnership. Each partner shall be furnished with a statement, prepared by the Partnership's auditors, setting forth the total amount of the assets available for distribution after satisfaction of all liabilities.

26.04 In the event that the Partnership shall terminate by virtue of the election of an Advancing Partner to terminate this Partnership, then, within ninety (90) days from the date of such notice of election, the Defaulting Partner shall assign to the Advancing Partner its complete interest in the Partnership free and clear of any and all liens, claims, encumbrances and, at the request of the Advancing Partner, in order to properly set forth the record title to the assets of the Partnership, shall convey and transfer title to the Advancing Partner, at the expense of the Defaulting Partner, with covenants of special warranty, an undivided percentage interest in the assets of the Partnership equal to the Defaulting Partner's; provided, however, that such transfer shall not affect any right of the Defaulting Partner to receive any payments from the Partnership on account of its interest therein as may be provided for herein.

26.05 Upon the sale, condemnation or other disposition of the assets of the Partnership, gain for Federal income tax purposes, shall be determined in accordance with the applicable provisions of Internal Revenue Code and the rules and regulations issued thereunder; provided, however, that any recapture of excess depreciation as that term is defined in the Internal Revenue Code shall be allocated first to Shelter to the extent that excess depreciation is included in the losses charged to Shelter pursuant to Section 18.01(b) hereof and the balance to be allocated to each Partner in the same proportion as the aggregate Net Cash Flow distributed to each Partner during the term of the Partnership bears to the aggregate Net Cash Flow distributed to both Partners during such term.

                                 ARTICLE 27.00

                            BANK FINANCING PERMITTED

     27.01 Notwithstanding any other term or provision of this Agreement, nothing in this Agreement shall prevent either partner from securing its normal operating lines of credit from time to time by means of granting; a pledge or other security interest with respect to its interest in the Partnership; provided, however, that no such security device shall create at the time of giving thereof a fixed specific charge against the Partnership, and that upon foreclosure thereof the pledgee shall be bound by all of the terms and conditions hereof.

                                 ARTICLE 28.00

                              PARTIAL CONDEMNATION

     28.01 In the event of a taking of a portion of the Partnership assets, including the Project, by condemnation proceedings, by exercise of right of eminent domain or by reason of agreement between the Partnership and any authority possessing such right, the Partnership shall use the award thereby realized, or such portion thereof as may be necessary, to restore the remainder of the Partnership property to a complete, independent and self-contained architectural unit, subject to the right of mortgagees or other creditors secured against the Project to retain such award for the purpose of reducing any indebtedness of the Partnership.

     28.02 In the event that the amount of the award is insufficient to restore the Partnership property as aforesaid, or in the event that such mortgagee or mortgagees, or other creditor, shall not make the award available for such restoration, then either partner shall be entitled within thirty (30) days to give notice of termination of the Partnership.

     28.03 Any portion of the award remaining after restoration of the Partnership property as aforesaid shall, if required by the mortgagee, be applied by the Partnership to reduce any then existing indebtedness secured against the Project. If the mortgagee shall not require any such reduction of the indebtedness, the Partnership shall apply such sum to reduce the then-existing indebtedness of Shelter under the C.D.C. Note. Otherwise, such amount shall be treated as a receipt to the Partnership.

                                 ARTICLE 29.00

                     DESTRUCTION BY FIRE OR OTHER CASUALTY

     29.01 In the event the Project or other Partnership property shall be damaged or destroyed by fire or other casualty, Participation shall immediately institute a claim to the Partnership's insurers for insurance proceeds in an amount sufficient to restore the Project or the Partnership asset to at least the condition existing prior to the casualty and for necessary business interruption proceeds. Subject to the rights of mortgagees or other creditors to retain any such proceeds, the Partnership shall use the proceeds of such insurance to restore the Project or other Partnership asset as aforesaid.

     29.02 In the event of the amount of such insurance proceeds is insufficient to restore the Partnership property as aforesaid, or if any mortgagee or other creditor shall not make the proceeds available for restoration, then either partner shall be entitled to terminate this Partnership for a period of thirty (30) days following the date the insufficiency or unavailability of such proceeds is determined.

     20.03 Any such insurance proceeds remaining after complete restoration as aforesaid, shall be treated by the Partnership as a receipt and shall be treated accordingly.

                                 ARTICLE 30.00

                                    GENERAL

30.01 Wherever in this Agreement reference is made to amounts of monies, same shall be deemed to refer to U.S. funds.

30.02 It is specifically understood and agreed between the partners that this Partnership extends only to and is limited to the rights and obligations under this Agreement and nothing herein shall be construed to constitute any partner the agent or general partner of the other nor in any manner to limit the partners in the carrying out of their respective business activities other than those contemplated within the scope of this Agreement. Nothing herein shall deprive or otherwise affect the right of any partner to own, invest in, manage or operate property or to conduct business activities which are competitive with the business of the Partnership from time to time.

30.03 Each partner shall be indemnified by the other partner and held harmless against and from all claims, demands, actions, and rights of action which shall or may arise by virtue of anything done or omitted to be done by such other partner (directly or through or by agents, employees, or other representatives) outside the scope of or in breach of the terms of this Agreement; provided that such other partner shall promptly be notified of the existence of the claim, demand, action or right of action and shall be given a reasonable opportunity to participate in the defense thereof; and further provided that failure to give such notice shall not affect such other's obligations hereunder except to the extent of any actual prejudice to it resulting therefrom.

30.04 Any controversy or dispute arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. Such arbitration shall be effected by arbitrators selected as hereinafter provided and shall be conducted in accordance with the Rules existing at the date thereof of the American Arbitration Association. The dispute shall be submitted to three
(3) arbitrators each of whom shall have at least ten (10) years experience in the real estate business, one (1) arbitrator being selected by each partner and the third being selected by the American Arbitration Association. In the event that any party, within one (1) month after notification of any demand for arbitration hereunder, shall not have selected its arbitrator being given notice thereof by registered or certified mail to the other, such arbitrator shall be selected by the American Arbitration Association. The meetings of the arbitrators shall be held at such place or places as may be agreed upon by the arbitrators. Judgment may be entered or an award rendered by the arbitrators in any federal or state court having jurisdiction over the sites in which the Project and other Partnership assets are located. Each partner shall bear the cost of the fees and expenses of the arbitrator selected by or for it, and the fees and expenses of the third arbitrator shall be borne by the partner demanding arbitration unless the findings or awards of the arbitrator shall be in favour of such partner.

30.05 Subject to the provisions of this Agreement requiring arbitration, each partner acknowledges and agrees that the remedy at law for any breach of any term of this Agreement would be inadequate, and agrees and consents that temporary and permanent injunctive and other equitable relief may be granted in any proceedings which may be brought to enforce any provision hereof, including within such other equitable relief, specific performance, without the necessity of proof of actual damage or inadequacy of any legal remedy.

30.06 All notices required or permitted by this Agreement shall be in writing and shall be sent by registered mail or certified mail or telegram or telex to the following addresses:

     in the case of Shelter
     Corporation of Canada Limited - 3800 - 55 Nassau Street North
                                     Winnipeg, Manitoba, Canada
                                     R3L 2G8

     in the case of Participation  - c/o The General Manager's Office
                                     The Rouse Company Building
                                     Columbia, Maryland  21044
                                     U.S.A.

or to such other address as shall from time to time be supplied in writing by any party hereto.

          In the case of notice sent by registered or certified mail, same shall be deemed to be delivered seven (7) days after date of mailing unless there shall be a postal strike interrupting postal service, in which case, notice shall be given by telex or telegram.

30.07 This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

30.08 Nothing in this Agreement, express or modified, is intended or shall be construed to confer upon or to give to any person, firm or corporation other than the parties hereto, their successors and permitted assigns, any right, remedy or claim under this Agreement or by reason hereof. All covenants, stipulations, promises and agreements herein contained shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

30.09 If any provision of this Agreement or application to any party or circumstance shall be deemed by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those to which it is so determined invalid or unenforceable, shall not be effected thereby, and each provision thereof shall be valid and shall be enforced to the fullest extent permitted by law.

30.10 This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland and is generally performable in Howard County, Maryland.

30.11 The headings and the various Articles and Paragraphs in this Agreement are solely for convenience and shall not be relied upon in construing any provision hereof.

30.12 All covenants, agreements, representations and warranties made in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto, notwithstanding any investigation heretofore or hereafter made by or on behalf of such parties.

30.13 This instrument contains the entire agreement between the parties hereto with respect to the transactions covered hereby and, to the extent applicable, supersedes all other agreements between the parties, oral or written, relating to the subject matter hereof.

30.14 This Agreement shall not be altered, changed, amended, cancelled or terminated except by an instrument in writing signed by the parties hereto.

          IN WITNESS WHEREOF, the parties have caused this Partnership Agreement to be executed as of the day and year first above written.


ATTEST:                                      PARTICIPATION CORPORATION


/S/ [ILLEGIBLE SIG]                          By: /s/ [ILLEGIBLE SIG]
----------------------------                 ----------------------------
                                             Its Vice President

                                             SHELTER CORPORATION OF CANADA, LTD.


                                             By: /s/ [ILLEGIBLE SIG]
                                             ----------------------------
                                             Its Exec. Vice-President

                                   SCHEDULE A

                               Adjacent Property

          That parcel of land containing 2.07476 acres of land, more or less, and being a portion of Lot B-8, as shown on the Plat entitled, "Columbia, Town Center, Lot 1-A, Section 1, Parcel F-1, Section 7, Area 1, Lot B-8, Section 7, Area 1, A Resubdivision of Lot 1, Section 1, Parcel F, Section 7, Area 6, Lot B-7, Section 7, Area 1, and Lot B-2 and Lot B-6, Section 7, Area 1", recorded among the Land Records of Howard County, Maryland as Plat No. 4293, said 2.07476-acre parcel being formerly shown and designated as Lot B-6 on the Plat entitled, "Columbia, Town Center, Section 7, Area 1, Lot B-5, B-6 and B-7, A Resubdivision of Lot B-3 and B-4, Sheet 1 of 1," recorded among the Land Records aforesaid as Plat No. 4111.